Exhibit 99.5

April 24, 2024

Intercont (Cayman) Limited

Room 8501, 11/F., Capital Centre,

151 Gloucester Road,

Wanchai, Hong Kong,
Tel: +852 3752 1802

Dear Sirs/Madams:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Intercont (Cayman) Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Michael Schumann
Name: Michael Schumann